As filed with the Securities and Exchange Commission on January 26, 2015

Registration No. 333-179938

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEDTRONIC, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0793183
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

710 Medtronic Parkway

Minneapolis, Minnesota 55432-5603

(763) 514-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Keyna P. Skeffington, Esq.

Vice President and Deputy General Counsel

Medtronic, Inc.

710 Medtronic Parkway

Minneapolis, Minnesota 55432-5603

(763) 514-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Pamela L. Marcogliese, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-3 (File No. 333-179938) (the “Registration Statement”) of Medtronic, Inc. (the “Company”) is being filed to deregister all securities of the Company that had been registered for issuance on the Registration Statement that remain unsold under such Registration Statement.

On January 26, 2015, pursuant to the Transaction Agreement, dated as of June 15, 2014, among the Company, Covidien plc, a public limited company incorporated under the laws of Ireland (“Covidien”), Medtronic plc, a public limited company incorporated under the laws of Ireland (formerly known as Medtronic Limited, Medtronic Holdings Limited and Kalani I Limited) (“New Medtronic”), Makani II Limited, a private limited company incorporated in Ireland (“IrSub”), Aviation Acquisition Co., Inc., a Minnesota corporation (“U.S. AcquisitionCo”) and Aviation Merger Sub, LLC, a Minnesota limited liability company (“MergerSub”): (a) New Medtronic and IrSub acquired Covidien pursuant to a scheme of arrangement under Section 201, involving a cancellation of the issued share capital of Covidien under Section 72 and 74, of the Irish Companies Act of 1963 and (b) MergerSub merged with and into the Company, with the Company continuing as the surviving corporation in the merger ((a) and (b) collectively, the “Covidien Acquisition”).

As a result of the Covidien Acquisition, the Company and Covidien became wholly-owned subsidiaries of New Medtronic, and the Company terminated all offers and sales of its securities registered for issuance on the Registration Statement that remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, Minnesota on January 26, 2015.

MEDTRONIC, INC.

By:	/s/ Omar Ishrak
Omar Ishrak Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Omar Ishrak	Chief Executive Officer (Principal Executive Officer)	January 26, 2015
Omar Ishrak

/s/ Gary L. Ellis	Chief Financial Officer and Director (Principal Financial and Accounting Officer)
Gary L. Ellis		January 26, 2015

/s/ Bradley E. Lerman
Bradley E. Lerman	Director	January 26, 2015